UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 15, 2026

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, $0.10 par value	RIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On October 15, 2026, Transocean International Limited (the “Company”), a wholly owned subsidiary of Transocean Ltd., entered into an amended and restated credit agreement with Citibank, N.A., as administrative agent and collateral agent, and certain lenders party thereto (the “A&R Credit Agreement”), the effectiveness of which is subject to the closing of Transocean Ltd.’s previously announced acquisition of all of the issued and outstanding common shares of Valaris Limited and the satisfaction or waiver of customary conditions for a secured credit facility. Upon its effectiveness, the A&R Credit Agreement will amend and restate the Company’s existing credit agreement dated June 22, 2018 (as previously amended, the “Existing Credit Agreement” and, the existing revolving credit facility under the Existing Credit Agreement as amended and restated by the A&R Credit Agreement, the “Revolving Credit Facility”) to, among other things, (i) extend the scheduled maturity date thereof from June 2028 to October 2031, (ii) increase the total amount of revolving commitments thereunder to $750 million from $510 million, and (iii) modify certain covenants and other terms thereunder. The Revolving Credit Facility will continue to be guaranteed by Transocean Ltd. and certain subsidiaries and secured by certain drilling rigs and related collateral. The Existing Credit Agreement remains in full force and effect until the A&R Credit Agreement becomes effective. If the conditions to effectiveness of the A&R Credit Agreement are not satisfied or waived by May 9, 2027, the lenders’ commitments thereunder will automatically terminate.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by the A&R Credit Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The information described in Item 1.01 is incorporated herein by reference.

Separately, Transocean retired the 8.00% Senior Secured Notes due 2028 (the “Aquila Notes”) in full on October 1, 2026. The outstanding principal amount of $165 million, plus a call premium and accrued but unpaid interest, was settled using cash on hand and funds from the associated debt service reserve account. Interest expense savings to maturity is approximately $22 million. The early retirement of the Aquila Notes reflects the company’s commitment to prioritize deleveraging, reduce interest expense and simplify the balance sheet.

A copy of the press release announcing the amended and restated credit agreement and redemption of notes referred to above is attached hereto and incorporated herein by reference as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated October 15, 2026, among Transocean International Limited, Citibank, N.A. as administrative agent and collateral agent, and the lenders party thereto.

99.1	Transocean Ltd. Announces Amended and Restated Credit Agreement and Redemption of Deepwater Aquila Notes
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 15, 2026	By:	/s/ Debra Kupferman
Debra Kupferman
Authorized Person